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                                                                   EXHIBIT 23(b)

                         Consent of Independent Auditors

     We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-26767) pertaining to the Greif Bros. Corporation 1996 Directors Stock Option Plan, (Form S-8 No. 333-26977) pertaining to the Greif Bros. Corporation Incentive Stock Option Plan, (Form S-8 No. 333-35048) pertaining to the Greif Bros. 401(k) Retirement Plan and Trust, (Form S-8 No. 333-46134) pertaining to the Greif Bros. Corporation Production Associates 401(k) Retirement Plan and Trust, (Form S-8 No. 333-46136) pertaining to the Greif Bros. Riverville Mill Employee Retirement Savings Plan and Trust, (Form S-8 No. 333-61058) pertaining to the Greif Bros. Corporation 2000 Nonstatutory Stock Option Plan,(Form S-8 No. 333-61068) pertaining to the Greif Bros. Corporation 2001 Management Equity Incentive and Compensation Plan, and (Form S-4 No. 333-100121) pertaining to the 8 7/8% Senior Subordinated Notes due 2012, of our report dated November 25, 2002 with respect to the consolidated financial statements of CorrChoice, Inc. and Subsidiaries included in this Annual Report (Form 10-K) of Greif Bros. Corporation for the year ended October 31, 2002.

/s/ Ernst & Young LLP

Akron, Ohio
January 24, 2003